Exhibit 10.15

REPURCHASE OPTION

THIS REPURCHASE OPTION ("Option") is entered into on this 28th day of December, 2017 ("Effective Date") by and between MJW MEDIA, INC, a Delaware corporation ("MJW Media") and MANUSCRIPT PRODUCTIONS, LLC, an Arizona limited liability company (“Manuscript”) (MJW Media and Manuscript are collectively "Optionee") and STADSC, LLC, an Arizona limited liability company ("Optionor").

1.           Definitions. When a term is used in this Agreement with an initial capital letter or letters, it will have the meanings given them in that certain Amended and Restated Loan Agreement dated December 28, 2017, between Optionor and Optionee with respect to the theatrical motion picture presently entitled "The Manuscript" (the "Picture") to be produced by Optionee.

2.           Grant of Option. In the event all Loan principal, interest, other additional interest and sums are paid in full on or before Wednesday, March 28, 2018 (the "Trigger Event"), Optionee shall have the right to acquire forty percent (40%) of the fifty percent (50%) Net Profit Participation (NPP) ownership of Optionee in the Picture that first accrues after February 14, 2018, so that Optionor's present interest of NPP in the Picture shall be reduced from fifty percent (50%) to ten percent (10%) (the "Right to Repurchase" or "Option").

3.           Purchase Price. The Purchase Price to be paid for the 40% NPP by Optionee on exercise of such Right to Repurchase shall be $4,000,000.00 cash (the "Purchase Price")

4.           Notice of Exercise of Right to Repurchase; Expiration. Optionee shall exercise the Right to Repurchase by delivering to Optionor written notice (hereafter the "Option Notice") of the Optionee's intent to repurchase the 40% NPP within thirty (30) days following the Trigger Event. The Option shall expire automatically if Optionee fails to give the Option Notice within three (3) years following the Trigger Event.

5.           Closing. If Optionee exercises the Option, the Closing of the purchase and sale of the 40% NPP by Optionor to Optionee will occur within thirty (30) days after Optionee has exercised the Option ("Option Closing"). The purchase of the 40% NPP pursuant to the Option shall be "AS IS". No commission shall be earned, due or payable for the Option or the option conveyance. The Option Closing will be held in the offices of Optionee in Gilbert, Arizona.

6.           Closing. At the Option Closing, Optionor and Optionee will execute and deliver the assignment and acceptance of the 40% NPP expressly reserving to Optionee its remaining 10% NPP in the Picture.

Optionee shall deliver the Purchase Price in cash or cash equivalent. Optionee will pay the Purchase Price to Optionor at the Option Closing by wire transfer of immediately available funds to a bank account designated by Optionor.

7.           Notices. Any notices, requests or other communications required or permitted to be given under this Option will be in writing and will be delivered in the manner required under the Amended and Restated Loan Agreement.

8.           Enforcement. Once the Trigger Event occurs and the Option Notice is given, either party may specifically enforce the Option and its Option Closing notwithstanding any other provision of this Option or applicable law to the contrary.

[Signatures on next page]

OPTIONEE:

MJW MEDIA, INC, a Delaware corporation

By:	/s/ Michael Witherill
Name:	Michael J. Witherill
Its:	CEO

"MJW Media"

MANUSCRIPT PRODUCTIONS, LLC, an Arizona limited liability company

By:	/s/ Michael Witherill
Name:	Michael J. Witherill
Its:	Manager

"Manuscript"
OPTIONOR:

STADSC, LLC, an Arizona limited liability company

By:	/s/ David Coia
Name:	David S. Coia
Its:	Manager
"Optionor"

[Signature Page to Repurchase Option]